Exhibit No. 2.1
Form 10-SB
Network Capital, Inc.
                     CERTIFICATE OF RESTATED
                    ARTICLES OF INCORPORATION
                               OF
                      EAGLE HOLDINGS, INC.

     The undersigned, for the purpose of adopting restated
Articles of Incorporation and pursuant to the provisions of Chapter 302A of the Minnesota Statutes, do hereby adopt the following restated Articles of Incorporation:

                            ARTICLE I

     The name of this corporation shall be NETWORK CAPITAL, INC.

                           ARTICLE II

     The address of the registered office of the corporation is:

                      5805 West 61st Street
                        Edina, MN  55436

                           ARTICLE III

     The corporation shall be authorized to issue Fifty Million (50,000,000) shares of common stock with $.01 par value. The corporation shall also be authorized to issue Five Million (5,000,000) shares of undesignated stock $.01 par value, with such rights as the Board of Directors may from time to time determine. Each common shareholder shall be entitled to one vote per share and there shall be no cumulative voting rights. No shareholder of the corporation shall have any preemptive right to subscribe to or purchase any new or additional shares of any class of stock of this corporation.

                           ARTICLE IV

     No director shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in these Articles shall eliminate or limit the liability of a director;

     (a) for any breach of the director's duty of loyalty to the corporation or its shareholders;

     (b) for acts or omissions not in good faith or that involves intentional misconduct or a knowing violation of law;

     (c)  under Section 302A.559 or 80A.23;

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     (d)  for any transaction from which the director derived an improper personal benefit; or

     (e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective."

                            ARTICLE V

     The name and address of the director of the corporation is:

                          Bruce Cairney
                      5805 West 61st Street
                        Edina, MN  55436

     IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of January, 1996.

                              /s/ Bruce Cairney

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